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                               ESCROW AGREEMENT
                         FOR BERTHEL GROWTH TRUST II
                            PUBLIC OFFERING FUNDS


     In consideration of the mutual covenants herein contained, BERTHEL GROWTH TRUST II, a Delaware business trust, (hereinafter referred to as the "Trust"), BERTHEL FISHER & COMPANY FINANCIAL SERVICES, INC. (an Iowa corporation, hereinafter referred to as "Dealer Manager"), and FIRSTAR BANK, N.A., Corporate Trust Department, Milwaukee, Wisconsin (hereinafter referred to as the "Escrow Agent"), or its successor, represent and agree as follows:

     1. The Trust proposes to offer up to 3,000,000 shares of beneficial interest in a Delaware business trust (hereinafter referred to as "Shares") in a public offering made pursuant to a Registration Statement on Form N-2 and Prospectus filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (hereinafter referred to as the "Public Offering"). The Trust will also file an application to register securities with the applicable authorities of states in which the Public Offering will be made.

     2. The Trust has entered into a Dealer Manager Agreement with the Dealer Manager wherein the Dealer Manager has agreed to use its best efforts to obtain investors for the Trust and to manage the sale by others of the Shares in return for a Selling Commission payable by the Trust, out of which the Dealer Manager will reallow to other broker-dealers participating in the Public Offering, Selling Commissions attributable to the Shares sold by them.

     3. The Trust desires to meet the requirements of the Securities Act of 1933 and the various state regulatory statutes and regulations, and desires to protect the investors in the Public Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Shares in the Public Offering if the Minimum Escrow Deposit (as hereinafter defined) is not deposited with the Escrow Agent.

     4. Until the Initial Closing has been held, all proceeds from sales of Shares in the Public Offering shall be delivered to the Escrow Agent, by noon of the first business day following receipt of such check by the Dealer Manager, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person purchasing Shares, the number of Shares purchased, and the amount paid by each such Purchaser.

     5. To the extent any such proceeds are deposited with the Escrow Agent in accordance with Section 4, in the form of uncollected checks, the Escrow Agent promptly shall present the checks for collection through customary banking and clearing house facilities. The Escrow Agent shall invest all cash or collected funds deposited with it as soon after receipt as is reasonable in an account (sometimes hereinafter referred to as the "Escrow Account") and shall reinvest said funds, principal and interest, upon the sale or maturity of any securities or assets purchased hereunder, all such investments or reinvestments to be as directed by the Trust and only in short-term government obligations, securities issued or guaranteed by government agencies, funds investing only in government obligations or government agency securities, and time or demand deposits in commercial banks. The Escrow Agent shall, upon written request therefor, provide the Trust with a list of the securities and assets then on hand, their identification,


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location and maturity date, together with a complete accounting of the total cash income earned by such securities or others previously purchased, sold or matured, as interest or otherwise. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. Unless and until the amounts so deposited in the Escrow Account shall equal at least the Minimum Escrow Deposit (as hereinafter defined), all amounts so deposited in the Escrow Account shall not become the property of the Trust or Dealer Manager, or be subject to the debts of either the Trust, Dealer Manager, or any other person.

     6. The Escrow Agent shall send a written notice to the Trust and to the Dealer Manager every seven days acknowledging the receipt and the amount of the deposited funds from the Dealer Manager or Soliciting Dealers. The Escrow Agent shall give the Trust and Dealer Manager prompt written notice when funds deposited in the Escrow Account total $6,000,000. No certificate of deposit, stock certificates or any other instrument or document representing any interest in the deposited funds shall be issued by the Escrow Agent.

     7. Until funds are paid by the Escrow Agent to the Trust at the initial disbursement of the Minimum Escrow Deposit the Escrow Agent shall compute the amount of interest earned on funds deposited with the Escrow Agent for each purchaser of Shares based pro rata on the average daily rate for the number of days that funds received from each purchaser are held in the Escrow Account pursuant to this Agreement. At the time funds are paid by the Escrow Agent to the Trust at the initial disbursement of the Minimum Escrow Deposit as provided in Section 10, the Escrow Agent shall report to the Trust the amount of interest computed with respect to each purchaser, as provided above. The interest shall be paid to the Trust together with the payment of funds to the Trust at the initial disbursement of the Minimum Escrow Deposit or at any subsequent disbursement as provided in Section 10.

     If the funds held in the Escrow Account are returned to the purchasers as provided in Section 11, the Escrow Agent shall pay to each of the purchasers the amount of interest earned on the funds of each purchaser, computed as provided in the foregoing section.

     8. The Escrow Period is the period beginning on the date of this Agreement and ending on the Termination Date. The Termination Date is the date ninety days after the date of effectiveness of the Registration Statement, unless the Termination Date is extended. The Trust and Dealer Manager may extend the Termination Date for two periods of ninety days each. If the Termination Date is extended for two periods of ninety days, Termination Date is the date two hundred and seventy (270) days after the date of effectiveness of the Registration Statement.

     9. Until termination of the Escrow Period as described in Section 8, or until payment of the Escrow Account proceeds of the Public Offering over to the Trust, purchasers in the Public Offering whose funds are held in the Escrow Account will be deemed to be only subscribers for Shares, in view of the fact that no Shares will be issued and distributed to such purchasers until such Escrow Account proceeds are paid over to the Trust at Closings held for that purpose.

     10. At the time (and in the event) that the amount on deposit in the Escrow Account shall, during the Escrow Period, equals $6,000,000 or more in subscription proceeds (exclusive of interest, hereafter "Minimum Escrow Deposit"), the Escrow Agent shall, after receiving written approval from the Dealer Manager, disburse the funds on deposit to the Trust on its demand. Any amounts deposited with

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the Escrow Agent subsequent to attainment of the Minimum Escrow Deposit shall be disbursed by the Escrow Agent, after receiving written approval of the Dealer Manager, to the Trust on its demand. Upon the making of the initial disbursement of the Minimum Escrow Deposit, plus interest, and the subsequent disbursements of subsequent deposits, plus interest, prior to the termination of the Escrow Period, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

     11. If the Escrow Period has ended after the expiration of ninety days (or 180 days or 270 days if the Termination Date is extended as provided in Section 8) from the effective date of the Registration Statement and the Minimum Escrow Deposit has not been attained, the Escrow Agent shall return to each of the purchasers of the Shares in the Public Offering, as promptly as possible after such termination of the Escrow Period and on the basis of its records pertaining to the Escrow Account, the sum each purchaser initially paid on account of purchases of the Shares in the Public Offering and shall also distribute interest as provided in Section 7 hereof. Each amount paid or payable to each subscriber or purchaser pursuant to this section shall be deemed to be the property of each such subscriber or purchaser, free and clear of any and all claims of the Trust, any agents employed by the Trust, or any other person or of any creditors of the Trust, any such agents, or such other persons; and the respective purchases of the Shares made and entered into in the Public Offering shall thereupon be deemed, IPSO FACTO, to be canceled without any further liability of the purchasers or any of them to pay for the Shares purchased. At such time as the Escrow Agent shall have made all the payments and remittances, and given all notices provided for in this section, the Escrow Agent shall be completely discharged and released of any and all further liability and responsibilities hereunder.

     12. The Trust will deliver a copy of the Prospectus to the Escrow Agent within two weeks of the effective date of the Registration Agreement. The Escrow Agent will have no responsibility to examine the Prospectus with regard to the Escrow Account or otherwise.

     13. The Escrow Agent shall be compensated as set forth on Exhibit A hereof. The Escrow Agent shall not receive compensation with respect to Purchasers whose funds are paid directly to the Trust after the minimum number of Shares (600,000) is sold.

     14. The Trust does hereby agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees, which may be imposed upon the Escrow Agent in connection with its acceptance or appointment hereunder for the performance of its duties, including any litigation arising from this Escrow Agreement or involving the subject matter hereof. This Agreement to indemnify and hold harmless, however, shall not absolve the Escrow Agent in the event of any damages, losses, claims, liabilities or expenses as herein contemplated in the event they are the result of the Escrow Agent's own negligence or willful default.

     15. Any notices provided for herein, or which any party hereto may desire to give to any other party, may be given by registered or certified mail, return receipt requested, postage prepaid, or orally or by telephone if confirmed in writing, to the respective parties at the respective addresses stated below:

     TO THE TRUST:                    Henry Royer
                                      Berthel Growth Trust II
                                      701 Tama Street, Building B

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                                      PO Box 609
                                      Marion, Iowa 52302-0609

     TO THE ESCROW AGENT:             Firstar Bank, N.A.
                                      Corporate Trust Department
                                      Milwaukee, Wisconsin
                                      Charles F. Pedersen, Vice President
                                      1555 North River Center Dr.
                                      Suite 301
                                      Milwaukee, Wisconsin  53212

     TO DEALER MANAGER:               Berthel Fisher & Company
                                      Financial Services, Inc.
                                      Attn: Les Smith
                                      701 Tama Street, Building B
                                      PO Box 609
                                      Marion, Iowa 52302-0609

     Notices given by mail shall be deemed to have been given when mailed in accordance herewith.

     16. The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Iowa.

                      [REMAINDER OF PAGE LEFT BLANK.]


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                    SIGNATURE PAGE FOR ESCROW AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of this __________ day of ____________________, 2000.

                                 BERTHEL GROWTH TRUST II

                                 By: TJB CAPITAL MANAGEMENT, INC.
                                        Corporate Trustee


                                        By
                                           -------------------------------------
                                               THOMAS J. BERTHEL,
                                                Chief Executive Officer


                                 By: BERTHEL FISHER & COMPANY PLANNING, INC.
                                        Trust Advisor



                                        By
                                           -------------------------------------
                                               HENRY ROYER, President


                                 BERTHEL FISHER & COMPANY FINANCIAL
                                 SERVICES, INC.



                                 By
                                    --------------------------------------------
                                        DWIGHT E. WHEELAN, President


                                 FIRSTAR BANK, N.A., CORPORATE TRUST DEPARTMENT, MILWAUKEE WISCONSIN



                                 By
                                    --------------------------------------------
                                                         ,
                                    ---------------------  ---------------------


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                                  EXHIBIT A

                                COMPENSATION


1.  The Escrow Agent shall be paid a flat fee of $3,000 on the Termination
    Date.

2. If the funds held in the Escrow Account are returned to the purchasers as provided in Section 11, the Dealer Manager shall pay to the Escrow Agent an additional fee equal to $15 per investor.